                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                              H.B. FULLER COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

[LOGO] H.B. FULLER COMPANY
        World Headquarters

Office:     1200 Willow Lake Boulevard
            St. Paul, Minnesota 55110-5132
Mail:       P.O. Box 64683
            St. Paul, Minnesota 55164-0683
Phone:      612-415-5900

Dear Shareholder:

    We are pleased to invite you to the H.B. Fuller Company 1997 Annual Meeting of Shareholders, to be held beginning at 3:00 p.m. on Thursday, April 17, 1997, at Bandana Square, 1021 Bandana Boulevard East, St. Paul, Minnesota.

    In addition to the items of business set forth in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, we will report on the current activities of the Company and there will be an opportunity to discuss matters of interest to you as a shareholder.

    We sincerely hope you will be able to attend our Annual Meeting. However, whether or not you plan to attend, please sign and return the enclosed proxy card to assure that your shares are properly represented at the Annual Meeting.

    We look forward to seeing you at the Annual Meeting.

                                          Sincerely,
                                          H.B. FULLER COMPANY

                                                   [SIGNATURE]

                                          ANTHONY L. ANDERSEN
                                          Chair-Board of Directors

March 6, 1997

                     (This Page Intentionally Left Blank.)

                              H.B. FULLER COMPANY
                           1200 Willow Lake Boulevard
                                 P.O. Box 64683
                         St. Paul, Minnesota 55164-0683
                                  612-415-5900

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 17, 1997

    The Annual Meeting of Shareholders of H.B. Fuller Company will be held at Bandana Square, 1021 Bandana Boulevard East, St. Paul, Minnesota, on Thursday, April 17, 1997, beginning at 3:00 p.m. for the following purposes:

       (1) to elect four directors for a three-year term;

       (2) to ratify the appointment of Price Waterhouse as auditors for the fiscal year ending November 29, 1997;

       (3) to act upon a stockholder proposal regarding tobacco-related business of the Company; and

       (4) to transact such other business as may properly come before the meeting.

    Shareholders of record at the close of business on February 19, 1997 are entitled to notice of, and to vote at, the meeting.

    Whether or not you plan to attend the meeting in person, please mark, date and sign the enclosed proxy card and mail it in the enclosed envelope. No postage is required if the proxy card is mailed in the United States.

                                                    [SIGNATURE]

                                          Richard C. Baker
                                          Secretary

March 6, 1997

                      (This Page Intentionally Left Blank)

                              H. B. FULLER COMPANY
                           1200 Willow Lake Boulevard
                                 P.O. Box 64683
                         St. Paul, Minnesota 55164-0683
                                  612-415-5900

                                PROXY STATEMENT
                 ANNUAL MEETING OF SHAREHOLDERS--APRIL 17, 1997

    This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of H.B. Fuller Company, a Minnesota corporation (the "Company"), to be voted at the 1997 Annual Meeting of Shareholders and at any adjournment of the meeting. This Proxy Statement and form of proxy is being first mailed or given to shareholders on or about March 6, 1997.

    Proxies in proper form received by the time of the meeting will be voted as specified. A shareholder giving a proxy may revoke it at any time before it is voted by giving written notice of such revocation or a properly executed new proxy to the Secretary of the Company, or by attending the meeting and voting in person.

    The Company will bear the cost of proxy preparation and solicitation, including the charges and expenses of brokerage firms or other nominees for forwarding proxy materials to beneficial owners. Solicitation will be primarily by mailing this Proxy Statement and Notice of Annual Meeting to all shareholders entitled to vote at the meeting. Morrow & Co., Inc. has been retained by the Company to assist in the solicitation of proxies for the 1997 Annual Meeting of Shareholders for a fee of approximately $5,000 plus associated costs and expenses. In addition, proxies may be solicited by telephone, telecopier, or personally by Company directors, officers and regular employees, who will receive no additional compensation for their services other than their regular salaries.

    Shareholders of record at the close of business on February 19, 1997 will be entitled to vote at the meeting and any adjournment of the meeting. At that time, the Company had outstanding 14,087,476 shares of common stock and 45,900 shares of Series A preferred stock. Holders of common stock are entitled to one vote per share and holders of Series A preferred stock are entitled to 80 votes per share. Both classes of stock vote as a single class upon the election of directors and upon all matters submitted to shareholders. On a combined basis, 17,759,476 votes are entitled to be cast at the meeting. There is no cumulative voting. If a shareholder abstains from voting as to any matter (or withholds authority to vote for one or more nominees for director), then the shares held by such shareholder shall be deemed present at the meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter (and the election of directors). If a broker returns a "non-vote" proxy, indicating a lack of authority to vote on such matter, then the shares covered by such non-vote shall be deemed present at the meeting for purposes of determining a quorum but shall not be deemed to be represented at the meeting for purposes of calculating the vote with respect to such matter.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

    The table below presents, as of January 31, 1997, information about the beneficial ownership of Company common stock for each director and each executive officer named in the Summary Compensation Table and all directors and executive officers (including the named individuals) as a group. No shareholder known by the Company owns beneficially more than 5% of the Company's common stock. Elmer L. Andersen, 1483 Bussard Court, Arden Hills, Minnesota 55112, owns 45,900 shares of the Company's Series A preferred stock, representing 100% of the class. Combining the Series A preferred and common stock beneficially owned, Elmer L. Andersen controls 21.7% of the voting power of the Company.

                                                 NUMBER OF SHARES OF
                                                     COMMON STOCK       PERCENT OF
                                                     BENEFICIALLY         COMMON
NAME OF BENEFICIAL OWNER                             OWNED(1)(2)          STOCK
-----------------------------------------------  --------------------  ------------
Anthony L. Andersen............................          399,848             2.8%
Norbert R. Berg................................            9,100               *
Edward L. Bronstien, Jr........................           13,882               *
Robert J. Carlson..............................            4,839               *
Freeman A. Ford................................            1,500               *
Gail D. Fosler.................................              300               *
Dr. Reatha Clark King..........................            5,831               *
Walter Kissling................................          257,663             1.8%
Dr. John J. Mauriel, Jr........................           13,875               *
Lee R. Mitau...................................              500               *
Rolf Schubert..................................           64,999               *
Lorne C. Webster...............................           49,011               *
John T. Ray, Jr................................           42,741               *
Jerald L. Scott................................           32,267               *
Dr. Hermann Lagally............................              500               *
All directors and executive officers
  as a group (22 persons)......................          987,057             6.9%

------------------------
  *Indicates less than 1%

(1)Includes 103,813 shares which may be acquired under currently exercisable options by any executive officers of the Company and 40,284 shares of restricted stock which are subject to forfeiture. Also includes shares held under the H.B. Fuller Thrift Plan and Profit Share Plus Plan and share units held under the Directors' Stock Plan.

(2)Except for 4,560 shares owned by Jerald L. Scott's wife (as to which beneficial ownership is disclaimed by Mr. Scott) and 273 shares owned by the wife of another officer of the Company (as to which beneficial ownership is disclaimed by such officer), each person named and all directors and executive officers as a group have sole voting and investment power as to the shares shown.

                             ELECTION OF DIRECTORS

    The Board of Directors is currently comprised of twelve directors and is divided into three classes, each consisting of four directors. Each year one class of directors stands for election for a three-year term. Lee R. Mitau was elected as a director in Class III to fill the vacancy created by an increase in number of directors. The term of office for Class I directors, consisting of Robert J. Carlson, Gail D. Fosler, Reatha Clark King and Rolf Schubert, will expire at the 1997 Annual Meeting; the term of office for Class II directors, consisting of Anthony L. Andersen, Norbert R. Berg, Freeman A. Ford and John J. Mauriel, Jr., will expire at the 1998 Annual Meeting; and the term of office for Class III directors, consisting of Edward L. Bronstien, Jr., Walter Kissling, Lee R. Mitau and Lorne C. Webster, will expire at the 1999 Annual Meeting.

    At the 1997 Annual Meeting, four people are to be elected as Class I directors to hold a three-year term of office from the date of their election (until the 2000 Annual Meeting) and until their successors are duly elected and qualified. The four nominees for election as Class I directors are Robert J. Carlson, Gail D. Fosler, Reatha Clark King and Rolf Schubert, all of whom are currently directors. Each of the nominees has agreed to serve as a director if elected. The proposal for the election of directors appears as Item No. 1 on the enclosed proxy card. The accompanying proxy is intended to be voted FOR the election of the four nominees named above, unless authority to vote for one or more of such nominees is withheld as specified in the proxy card. Therefore, if no instruction is given, the accompanying proxy, if delivered to the Company, will be voted FOR such election.

    The affirmative vote of a majority of the combined voting power of the common stock and Series A preferred stock represented and entitled to vote at the meeting is required for the election of the above nominees to the Board of Directors. If, for any reason, any nominee becomes unavailable for election, the proxies solicited by the Board of Directors will be voted for a substituted nominee selected by the Board of Directors, or the Board of Directors, at its option, may reduce the number of directors constituting Class I directors. The Board of Directors has no reason to believe that any of the nominees are not available or will not serve if elected.

    Information concerning the four nominees and the directors whose terms of office will continue after the 1997 Annual Meeting is set forth below.

--------------------------------------------------------------------------------

              NOMINEES FOR ELECTION TO BOARD OF DIRECTORS--CLASS I
                (SUBJECT TO ELECTION, FOR A TERM ENDING IN 2000)
--------------------------------------------------------------------------------

                              ROBERT J. CARLSON
    [PHOTO] Robert J. Carlson, age 67, has been Chairman of the Board of Advanced Aerospace Design Corp., an aerospace vehicle design firm, since 1994. He was Vice Chairman of the Board of J.I. Case Corporation, a worldwide manufacturer of agricultural and construction equipment, from September 1992 to 1994. He was Chairman of the Board and Chief Executive Officer of J.I. Case Corporation from 1991 to 1992. He is a director of Belov and Company, Inc. Mr. Carlson has been a director of the Company since 1989 and is a member of the Finance Committee.

                              GAIL D. FOSLER
    [PHOTO] Gail D. Fosler, age 49, is Senior Vice President and Chief Economist of The Conference Board, a non-profit, business-sponsored research and membership organization. From 1989 to 1997, she was Vice President, Chief Economist and Executive Director of The Conference Board. Ms. Fosler is a director of the Unisys Corporation, a trustee of John Hancock Mutual Funds and a director of the National Bureau of Economic Research. Ms. Fosler has been a director of the Company since 1992 and is a member of the Finance Committee.

                              REATHA CLARK KING
    [PHOTO] Reatha Clark King, age 58, has been President and Executive Director of the General Mills Foundation and Vice President of General Mills, Inc., a diversified food company, since 1988. She served as President of Metropolitan State University, St. Paul, Minnesota, from 1977 to 1988. She is a director of Norwest Corporation and is a trustee of Minnesota Mutual Life Insurance Company. Dr. King has been a director of the Company since 1978 and is a member of the Compensation and Corporate Governance Committees.

                              ROLF SCHUBERT
    [PHOTO] Rolf Schubert, age 58, has been Chief Technology Officer of the Company since 1996. From 1982 to 1996 he was Vice President, Corporate Research and Development of the Company. Mr. Schubert has been a director of the Company since 1972 and is a member of the Retirement Plans Committee.

--------------------------------------------------------------------------------

          MEMBERS OF BOARD OF DIRECTORS CONTINUING IN OFFICE--CLASS II
                             (TERM ENDING IN 1998)
--------------------------------------------------------------------------------

                              ANTHONY L. ANDERSEN
    [PHOTO] Anthony L. Andersen, age 61, has been Chair of the Board of Directors since 1992. He was Chief Executive Officer of the Company from 1973 to 1995. He was President of the Company from 1971 to 1992. Mr. Andersen is a director of Apogee Enterprises, Inc. and ECM Publishers, Inc., and is a trustee of Minnesota Mutual Life Insurance Company. Mr. Andersen has been a director of the Company since 1966 and is a member and chair of the Executive Committee and a member of the Corporate Governance, Finance and Retirement Plans Committees.

                              NORBERT R. BERG
    [PHOTO] Norbert R. Berg, age 65, retired as Deputy Chairman of the Board of Control Data Corporation, a computer manufacturing and data services company, in 1988, a position he held since 1980. He was a director of First Trust Company, Inc. from 1970 to 1996 and a director of Control Data Corporation from 1977 to 1990. Mr. Berg has been a director of the Company since 1976 and is a member and chair of the Compensation Committee and a member of the Corporate Governance Committee.

                              FREEMAN A. FORD
    [PHOTO] Freeman A. Ford, age 56, has been Chairman and Chief Executive Officer of Fafco, Inc., Redwood City, California, a manufacturer of energy conservation equipment, since 1972. Mr. Ford has been a director of the Company since 1975 and is a member and chair of the Finance Committee and a member of the Audit Committee.

                              JOHN J. MAURIEL, JR.
    [PHOTO] John J. Mauriel, Jr., age 64, has been a member of the faculty of The Carlson School of Management, University of Minnesota, since 1965 and the Director of the Bush Educator's Program since 1975. Dr. Mauriel has been a director of the Company since 1968 and is a member and chair of the Audit Committee and a member of the Compensation Committee.

--------------------------------------------------------------------------------

         MEMBERS OF BOARD OF DIRECTORS CONTINUING IN OFFICE--CLASS III
                             (TERM ENDING IN 1999)
--------------------------------------------------------------------------------

                              EDWARD L. BRONSTIEN, JR.
    [PHOTO] Edward L. Bronstien, Jr., age 69, has been President of Rybovich Spencer, a yacht construction, sales and service business in West Palm Beach, Florida, since 1981. He is Chairman of the Board of Island National Bank of Palm Beach, Palm Beach, Florida. Mr. Bronstien has been a director of the Company since 1972 and is a member and chair of the Corporate Governance Committee and a member of the Audit and Executive Committees.

                              WALTER KISSLING
    [PHOTO] Walter Kissling, age 65, has been Chief Executive Officer of the Company since 1995 and President since 1992. He was Chief Operating Officer of the Company from 1990 to 1995. Mr. Kissling was an Executive Vice President of the Company from 1990 to 1992. He has been Chairman since 1985 and a director since 1969 of Kativo Chemical Industries, S.A., a subsidiary of the Company. He is also a director of Pentair, Inc. Mr. Kissling has been a director of the Company since 1968 and is a member of the Executive and Finance Committees.

                              LEE R. MITAU
    [PHOTO] Lee R. Mitau, age 48, has been Executive Vice President, General Counsel and Secretary of First Bank System, Inc., a regional multi- state bank holding company headquartered in Minneapolis, since 1995. He was a partner in the Corporate Department of the law firm of Dorsey & Whitney LLP from 1983 to 1995. He is a director of Graco, Inc. Mr. Mitau was Secretary of the Company from 1990 to 1995. He has been a director of the Company since October 1996 and is a member of the Compensation Committee.

                              LORNE C. WEBSTER
    [PHOTO] Lorne C. Webster, age 68, has been Chairman of the Board and Chief Executive Officer of Prenor Group, Ltd., a Montreal-based Canadian financial services holding company, since 1980. He is a director of Consumers Packaging, Inc., Bank of Montreal, Murphy Oil Corporation, Bankmont Financial Corporation and Amalgamated Income LP. Mr. Webster has been a director of the Company since 1970 and is a member and chair of the Retirement Plans Committee.

DIRECTORS' COMPENSATION

    Each director, except for full-time employees Anthony L. Andersen, Walter Kissling and Rolf Schubert, is paid an annual retainer of $22,000, plus a fee of $1,000 for each day of a board meeting attended, and a fee of $900 for each day of a committee meeting attended. Committee chairs receive an additional $3,000 retainer annually. These retainer and meeting fees are for services performed, including attendance at Board of Directors meetings and Board committee meetings.

    Directors may elect to defer receipt of all or a percentage of their retainer or meeting fees under the Directors' Stock Plan. The amount deferred will be increased by 10%. All deferred amounts are treated as if they had been invested in shares of the Company's common stock and are converted into units of shares which are credited to each participating director's account. In addition, each participating director's account is credited with a number of units of shares equivalent in market value to the dividend on the Company's common stock. The payout of deferred retainer fees in common stock will be made at the earliest to occur of: (i) the last date on which the director serves as a director (i.e., the date of resignation, removal or end of the elected term), or at the option of the director on the first, second, third, fourth or fifth anniversaries of such last date as may be selected by the director in advance,
(ii) disability, (iii) death, or (iv) the date of a potential change in control as defined in the Plan. During the fiscal year ended November 30, 1996, Norbert
R. Berg, Edward L. Bronstien, Jr., Robert J. Carlson, Reatha Clark King and John
J. Mauriel, Jr. elected to defer $48,050, $22,500, $34,100, $20,000 and $46,500, respectively, under this Plan.

    The Retirement Plan for Directors of the Company provides for payment of a retirement benefit to eligible directors, beginning on the later of retirement or age 60, in an amount equal to the director's annual retainer for the 12-month period preceding retirement. The retirement benefit is paid each year in installments for 15 years or the number of years of service as a director, whichever is less. Eligible directors are Elmer L. Andersen (retired Chair of the Board) and directors with a minimum of 10 years of service who have never been employed by the Company or a subsidiary. The Retirement Plan for Directors is an unfunded plan. The Company, however, has placed funds in trust that remain subject to claims of the Company's creditors but otherwise are intended to provide plan benefits.

    The Company maintains a program whereby non-employee directors are reimbursed for annual physical examinations. During the fiscal year ended November 30, 1996, the Company paid reimbursements of $414 on behalf of Norbert
R. Berg and $578 on behalf of Edward L. Bronstien, Jr. for their physical examinations.

    The Company has a Matching Gifts to Education Program, which became effective in 1983. Under the Program, the Company provides a matching gift for each employee's or director's contribution to an eligible educational institution. The maximum amount to be contributed by the Company in a year is $1,000 for each employee or director. During the fiscal year ended November 30, 1996, the Company matched contributions of $1,000 each with respect to John J. Mauriel, Jr., Freeman A. Ford, Reatha Clark King and Norbert R. Berg, and $250 with respect to Walter Kissling.

BOARD AND COMMITTEE RESPONSIBILITIES AND MEETINGS

    The Board of Directors is responsible for the overall affairs of the Company, and conducts its business through meetings of the Board and six standing committees: Audit, Compensation, Corporate Governance, Executive, Finance and Retirement Plans. Ad hoc committees are also established under the direction of the Board when necessary to address specific issues.

    The Board of Directors held five meetings during the fiscal year ended November 30, 1996. Each director attended at least 82% of the aggregate of the total number of Board and committee meetings of which he or she was a member during such fiscal year. Average attendance was 98%. The contributions of all directors have been substantial and are highly valued.

    The Audit Committee (i) recommends to the Board of Directors the engagement or dismissal of the independent public auditor, (ii) reviews the work and audit plan of the independent public auditor, (iii) reviews financial statements and related disclosures with the independent public auditor and financial management, (iv) reviews audit fees, (v) reviews and approves the scope and results of the Company's internal auditing procedures, (vi) reviews the adequacy of the Company's internal accounting and financial control systems, (vii) reviews the adequacy of the Company's risk management policies and insurance coverage, and (viii) reviews compliance with the Company's ethical conduct policy. The committee's members are nonemployee directors Edward L. Bronstien, Jr., Freeman A. Ford and John J. Mauriel, Jr. The committee held four meetings during the fiscal year ended November 30, 1996.

    The Compensation Committee (i) reviews and establishes the Company's overall compensation strategies and programs with respect to officers and directors,
(ii) reviews and approves the Chief Executive Officer's compensation, (iii) approves the total amount of individual achievement award monies and incentive awards, and (iv) administers, sets certain terms of, and grants options and other stock-based awards under, the Company's 1992 Stock Incentive Plan. The committee's members are nonemployee directors Norbert R. Berg, Reatha Clark King, John J. Mauriel, Jr. and Lee R. Mitau. The committee held three meetings during the fiscal year ended November 30, 1996.

    The Corporate Governance Committee (i) suggests to the Board nominees for directors, (ii) evaluates the performance of directors and is responsible for new director orientation and ongoing director education, (iii) recommends to the Board the election of executive officers, (iv) recommends to the Board appointments to, and the responsibilities of, Board committees, (v) reviews the Company's organizational structure and succession planning, (vi) evaluates the performance of the Chair of the Board and the Chief Executive Officer, and (vii) reviews the functioning of the Board and the fulfillment of its legal duties and makes recommendations regarding such matters to the Board. Recommendations by shareholders of potential director nominees may be addressed to the Corporate Governance Committee in care of the Secretary of the Company, who will forward such recommendations to the committee for consideration. The committee's members are Norbert R. Berg, Edward L. Bronstien, Jr., Anthony L. Andersen and Reatha Clark King. The committee held six meetings during the fiscal year ended November 30, 1996.

    The Executive Committee acts only in the intervals between meetings of the Board and is subject at all times to the control and direction of the Board and, within the foregoing limits, may exercise all of the powers of the Board in the management of the business of the Company, except the power to: (i) declare dividends, (ii) fill vacancies on the Board, and (iii) adopt, amend, or repeal bylaws. The committee's members are Anthony L. Andersen, Edward L. Bronstien, Jr. and Walter Kissling. The committee held no meetings during the fiscal year ended November 30, 1996.

    The Finance Committee reviews and makes recommendations to the Board regarding: (i) major financing programs, (ii) dividend policy, (iii) capital and operating budgets and policy, (iv) purchase and sale of the Company's securities, (v) financial aspects of acquisitions and divestitures, (vi) third-party guarantees, and (vii) level of overall borrowing authority. The committee's members are Anthony L. Andersen, Robert J. Carlson, Freeman A. Ford, Gail D. Fosler and Walter Kissling. The committee held six meetings during the fiscal year ended November 30, 1996.

    The Retirement Plans Committee (i) oversees the funding of all of the Company's worldwide pension, thrift and retirement plans, (ii) defines investment policies and performance indices for each of the plans it oversees,
(iii) may manage internally all or a portion of the retirement plans' funds,
(iv) selects and removes investment fund managers, trustees and actuarial consultants, (v) annually reviews actuarial assumptions and computations to determine that the Company's contributions are accurate, and (vi) makes recommendations to the Board regarding the Company's plans and trusts. The committee's members are Anthony L. Andersen, Rolf Schubert and Lorne C. Webster. The committee held four meetings during the fiscal year ended November 30, 1996.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE MEMBERSHIP AND RESPONSIBILITY
    The Compensation Committee of the Board of Directors (the "Committee") is responsible for reviewing and establishing overall compensation strategies and programs worldwide to ensure the Company's ability to attract, retain and motivate qualified executives and directors. For officers and key managers at executive pay grades (or others as necessary to provide perspective), the Committee (i) reviews, modifies and/ or approves the management's recommendations on base salaries, incentive programs, restricted stock and other executive compensation items to appropriately motivate and reward this group of employees, (ii) reviews and approves the Chief Executive Officer's compensation, including base salary, incentive programs and other executive compensation items to appropriately motivate and reward this employee, and (iii) reviews and approves the Chair of the Board's base salary. In all cases, the Committee reserves the right to change compensation programs at any time.

    The Chairperson and members of the Committee are elected by the Board of Directors. The Committee currently consists of four nonemployee Directors.

    From time to time, the Committee hires one or more professionally competent and experienced disinterested outside consultants to thoroughly analyze and review the Company's compensation systems and programs. The purpose of these reviews is to satisfy the Committee that the Company's compensation plans, programs and systems are designed to meet its stated objectives.

    The Committee meets at least three times per year. During these meetings, the Committee typically addresses the following agenda:

AUTUMN MEETING

- Sets pay range structures for the Company's executive group by reviewing competitive market data and anticipated increases in overall pay structures within such competitive markets (generally referred to as "market movement") and then sets guidelines for salary increases, if any, based on that competitive market data, market movement and the outlook for year-end Company performance. The market data is selected from compensation surveys which include data from general manufacturing companies (which may include chemical manufacturing companies) of a revenue size comparable to the Company. Because of the general nature of compensation surveys, the Company does not know if specific positions within companies in the S&P Specialty Index are included in such surveys.

- Determines individual achievement award fund. An individual achievement award fund is accrued at the beginning of each year for the purpose of rewarding managers at the end of the year for performance during the year. The aggregate size of the fund is determined by calculating the amounts necessary to pay out the maximum of the award opportunities of all management employees participating in this program (determined for each executive as discussed below). The Committee then decides how much, if any, of this fund will be released to management each year. Since the individual achievement award is not driven by financial performance (unlike the incentive award), the Committee has determined not to use a specific formula for determining the percentage of the individual achievement award fund to be released each year. In determining the percentage of this fund to be released, the Committee uses its experience and independent judgment to assess a variety of factors, including the effectiveness of key managers in addressing critical strategic issues, the overall performance of the Company and the success of managers in dealing with new challenges, directions and priorities. However, the Committee generally will release 100% of the award fund only if the Company exceeds its budgeted earnings target by 5%, and proportionately less of the fund as the Company's performance fails to meet budgeted targets. Due to lower than expected earnings by the Company during fiscal year 1996, significantly less than 100% of the fund was released with respect to fiscal 1996.

WINTER MEETING

- Reviews, modifies and/or approves executive officers' annual incentive and individual achievement awards, if any, for the prior fiscal year and any salary increases for the current fiscal year.

SPRING MEETING

- Analyzes current trends and philosophies of compensation and how they may impact the Company in its objective to attract, retain and motivate its employees.

- Reviews competitive market data and recommends changes if necessary to maintain competitive nonemployee director compensation, benefits and perquisites.

COMPENSATION OVERVIEW
    The Company's compensation objective is to establish overall strategies and programs that ensure the Company's ability to attract, retain and motivate the best available employees, key managers and directors on a worldwide basis. The Company's basic strategy for achieving this objective is to establish pay ranges which set the Company's basic average compensation targets (including both base and short-term incentive elements) at or above competitive levels for comparable positions when performance targets are met.

    Currently, the Company's executive compensation (including the compensation of Messrs. Kissling, Ray, Scott and Dr. Lagally) is comprised of five basic elements: base pay, short-term incentive compensation comprised of two components (incentive award and individual achievement award) and long-term incentive compensation comprised of two components (restricted stock or restricted stock units and performance units). Short-term incentive awards are designed such that, when performance targets are met, management compensation will be at or above competitive levels. When performance falls below target levels, management compensation will fall below competitive levels. This aspect is referred to as "variable compensation."

    To ensure external competitiveness, the Company participates in extensive annual compensation surveys using multiple sources to verify competitive pay levels. To establish and maintain internal equity, the Company uses a job evaluation process in setting the internal hierarchy of jobs.

    Base pay and short-term incentive compensation are based on a pay-for-performance philosophy. Annual performance evaluations help to assure that these components of compensation are administered in a consistent manner from entry level to the top positions in the Company. The Company's compensation systems involve the following integrated elements:

    1) MERIT INCREASES in base salary are tied to a formal, annual performance planning and assessment program for most Company employees worldwide, including all non-union United States employees of the Company except for the Chair of the Board. Such increases are made within a prescribed range of minimum and maximum base salary set by management based upon market surveys of comparable positions. Proposed merit increases for each officer are reviewed and approved on an individual basis by the Committee. The amount of any merit increase is determined based on an assessment of individual performance, market pay rates and overall Company performance.

    2) SHORT-TERM INCENTIVE AWARDS are tied directly to Company and individual performance.

- NON-MANAGEMENT EMPLOYEES participate in the Company's Profit Share Plus Plan, under which annual cash payments and common stock awards may be made based upon achievement of a pre-set level of total Company earnings and by individual performance. Distributions of such common stock from this Plan are made only upon termination of employment. Cash payments and common stock awards under Profit Share Plus represent compensation in addition to a fully-competitive base salary. The Company's objective is to include employees in all countries in which it operates in the Profit Share Plus Plan. Implementation of this objective is a matter of timing and local law requirements.

- MID-LEVEL MANAGERS may participate in the individual achievement award program. These award payments are governed by:

    -- Company performance as judged by the Committee (as discussed above in reference to the Committee's Autumn Meeting).
    -- The individual employee's "value ranking" as set by a committee of appropriate superiors. Value ranking attempts to identify the relative contributions of the Company's employees and is based on factors such as scope of responsibilities, future potential, current performance and past performance.
    -- The individual employee's personal achievement with respect to his or her area of responsibility.

- SENIOR MANAGEMENT EMPLOYEES (including all executive officers of the Company except for the Chair of the Board) participate in incentive award and individual achievement award plans, which represent the variable portion of their total compensation.

    -- INCENTIVE AWARDS are based on the achievement of financial results of the manager's business unit and, in the case of corporate-wide managers, of the total Company. Payout targets are set based on the financial budget as annually approved by the Board of Directors. Performance targets for corporate-level managers are generally net after-tax earnings for the Company. Performance targets at the business unit level may be based on the operating earnings of the manager's business unit as well as the net after-tax earnings of the Company. Payments do not occur unless stated performance targets are met. Although individual executive incentive award plans will vary, a typical corporate executive officer will have the opportunity to earn up to 15% of base salary under the incentive award program. A typical business unit executive will have the opportunity to earn up to 35% of base salary under the incentive award plan. In general, in fiscal 1996, due to actual performance against targets, most senior executives did not receive an incentive award.
    -- INDIVIDUAL ACHIEVEMENT AWARDS are determined as discussed above with reference to mid-level managers. A typical corporate executive officer will have the opportunity to earn up to 30% of base salary under the individual achievement award program. A typical business unit executive will have the opportunity to earn up to 15% of such employee's base salary under the individual achievement award program.

    The aggregate amount of incentive and individual achievement award opportunity is set for each executive such that the expected payout at budgeted performance, together with such executive's base salary, would result in a total compensation package equal to or in excess of the market rate of pay for such position based on market survey data.

    3) LONG-TERM INCENTIVES are provided primarily through the Performance Unit Plan, adopted pursuant to the Company's 1992 Stock Incentive Plan, approved at the Company's 1992 Annual Meeting of Shareholders. Under this Plan, performance units are annually assigned to the Company's top-ranked employees (approximately forty in number). These units may accrue value based on the cumulative achievement of budgeted sales and earnings over a set number of years. If, at the end of such period, cumulative budget targets are achieved, each performance unit is converted to a dollar value based on a pre-set matrix, and each participant's total unit value is used by the Company to purchase common stock of the Company. This common stock is then held by the Company for an additional three years as restricted stock, to further the Company's goal of retained ownership by key employees. For a description of the terms of such restricted stock, see footnote 4 to the Summary Compensation Table.

    Other long-term incentives in the form of stock options or restricted stock or restricted stock unit grants are distributed to key employees periodically on the basis of their contribution to the Company and their value ranking, with the goal of establishing significant and retained ownership by management. In June 1996, restricted stock and restricted stock units were granted to certain key employees. The restricted stock is restricted from sale for ten years to emphasize the importance of long-term planning and decision-making and to align the interests of the key employees with the long-term performance of the Company. The Profit Share Plus Plan, discussed above, also provides mid-level and senior management with common stock awards based on the size of the employee's individual achievement award payment. Such common stock is distributed only upon termination of employment.

    Although the Chair of the Board participates in certain of these plans as a result of awards made prior to fiscal year 1996, he received no further awards in fiscal 1996.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER
    The Chief Executive Officer's compensation is determined by the Committee in the same manner as all other key managers, with the most important criterion being the profitability of the Company. The Chief Executive Officer is compensated on the basis of the following factors:

    1) MARKET PAY FOR THE POSITION. Each year the Committee thoroughly reviews competitive market data from several survey sources and compares it to the current pay of the Chief Executive Officer. The market data is selected from compensation surveys which include data from general manufacturing companies (which may include chemical manufacturing companies) of a revenue size comparable to the Company. The Committee attempts to set the compensation of the Chief Executive Officer at or above competitive levels. As stated above, because of the general nature of compensation surveys, the Company does not know if specific positions within companies in the S&P Specialty Index are included in such surveys.

    2) SHORT-TERM INCENTIVES. In 1996, Mr. Kissling was eligible to receive an aggregate of 75% of his base salary under two separate components of short-term incentive. Of this 75%, 45% was based on individual achievement and 30% was based on financial performance of the Company. The Compensation Committee has not established a specific formula for determining the relative allocation of percentages between the two components of short-term incentive and has determined to manage this aspect of executive compensation utilizing its experience and independent judgment.

       a) THE PERFORMANCE OF THE CHIEF EXECUTIVE OFFICER. In 1996, Mr. Kissling was eligible to earn up to 45% of his base salary under the individual achievement award program described above. The Committee set Mr. Kissling's 1996 individual achievement award at 41% of his base salary based on a subjective evaluation of his performance by the Corporate Governance Committee.

       b) THE PERFORMANCE OF THE COMPANY. The Chief Executive Officer's incentive award is based on the Company's net after-tax earnings budget as annually approved by the Board of Directors. In 1996, Mr. Kissling was eligible to earn an incentive award of up to 30% of his base salary based on the Company's net earnings, with 20% of his base salary paid if 100% of budget was achieved and 30% if 105% of the budget was achieved. In light of the Company's performance against budget in fiscal 1996, Mr. Kissling received no incentive award for fiscal 1996.

    3) LONG-TERM INCENTIVES. The Chief Executive Officer participates in the Company's long-term incentive programs along with all other key managers. In 1996, he was awarded 100 performance units, an amount determined principally with reference to his value ranking in the Company -- which is the highest rank of the Company's senior managers. Additionally, he was awarded 1,500 shares of restricted stock units, subject to the same ten-year restriction from sale discussed above.

INTERNATIONAL SERVICE COMPENSATION
    The Company has sales in over 100 countries and operations in 42 countries around the world. It is the Company's policy to staff operations wherever possible with local national employees. However, the Company recognizes that there are situations where it is necessary or desirable to assign an employee to live and work in another country for a designated period of time.

    The Company utilizes international assignments in order to accelerate executive development, to promote global understanding, knowledge and experience in Company operations, to start up new operations and to transfer important techniques and information from one division or region to another. The Company currently has eleven employees in international assignments, two of whom are officers of the Company.

    Like most major multinational employers, the Company has a formal policy which governs an international service assignment. One of the objectives of the policy is to assist the employee in maintaining reasonable continuity in purchasing power and standard of living between the home and host countries. To facilitate this objective, the Company uses several allowances and differentials. For instance, if an employee who is a citizen of the United States goes to live and work in Hong Kong for three years, the Company would pay the difference in the cost of housing and the cost of goods and services between the United States and Hong Kong for this three-year period. Like most major multinational employers, the Company's policy also provides that a premium may be paid to each international assignee to compensate employees for the difficulties inherent in international service assignments.

    Also included in this international service policy is a provision for tax equalization. This helps to assure that the affected employee will neither bear the burden of any additional taxation nor reap any windfall as a consequence of the international assignment.

    It is important to note that these allowances, differentials and tax equalization payments, with the exception of the premium described above, are not intended to be a gain to the employee.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION
    Internal Revenue Code Section 162(m) limits the ability of the Company to deduct certain compensation in excess of one million dollars paid to the individuals named in the Summary Compensation Table.

    In fiscal 1995, the Company entered into a deferred compensation arrangement which preserves the deductibility of certain compensation paid to Mr. Kissling. In addition, the Committee may defer awards granted under the Company's short-term incentive programs, if such deferral is necessary to preserve the deductibility of such awards. Consequently, the Committee believes that all compensation proposed to be paid to the individuals named in the Summary Compensation Table under the Company's existing compensation programs will be fully deductible through fiscal year 1997.

    The Committee believes that discretionary control over certain aspects of executive compensation is critical to the overall compensation philosophy of the Company, which is to attract, retain and motivate employees of the Company in a manner which balances the best interests of the stakeholders. Guided by this philosophy, the Committee has reviewed, and will continue to review as circumstances change, the effects of the Section 162(m) limit on the Company.

                                          MR. NORBERT R. BERG,
                                          DR. REATHA CLARK KING,
                                          DR. JOHN J. MAURIEL, JR., and
                                          MR. LEE R. MITAU
                                          The Members of the Committee.

                           SUMMARY COMPENSATION TABLE

    The following table sets forth the cash and noncash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Company and the four highest paid individuals operating in an executive officer capacity with the Company (indicating their respective positions as of the end of fiscal 1996) whose salary and variable compensation award in fiscal 1996 exceeded $100,000.

                                                                                      LONG-TERM
                                                                                     COMPENSATION
                                           ANNUAL COMPENSATION                          AWARDS
                                        -------------------------                   --------------
                                                      VARIABLE                        RESTRICTED
                                                    COMPENSATION    OTHER ANNUAL        STOCK          ALL OTHER
NAME AND PRINCIPAL POSITION    YEAR     SALARY(1)     BONUS(2)     COMPENSATION(3)    AWARDS(4)     COMPENSATION(5)
---------------------------  ---------  ----------  -------------  ---------------  --------------  ---------------
Anthony L. Andersen               1996  $  504,000   $   121,000                      $   52,500      $    15,818
  Chair-Board of Directors        1995     504,000       188,559                          56,813           11,862
                                  1994     476,160                                                         15,490
Walter Kissling(6)                1996  $  482,082   $   200,000     $   605,692      $   52,313      $    11,340
  President, Chief                1995     442,316       106,312         512,298          52,500            6,318
  Executive Officer               1994     416,262       165,000         738,063          56,813           12,214
John T. Ray, Jr.                  1996  $  325,772   $   100,000                      $   52,313      $    13,550
  Sr. Vice President              1995     313,242        84,662                          52,500           11,584
  Adhesives, Sealants and         1994     298,326       103,916                          56,813           16,876
  Coatings Division
Jerald L. Scott                   1996  $  252,660   $    70,000     $   207,061      $   52,313      $    11,816
  Sr. Vice President,             1995     207,297        51,876         242,327          52,500            8,899
  Operations                      1994     197,426        55,000                          56,813           13,297
Dr. Hermann Lagally(7)            1996  $  292,661   $    53,341                      $   41,850      $   250,601
  Group Vice President,           1995     216,640        59,985                          42,000
  Europe                          1994     192,729        38,315                          45,450

------------------------
(1)Includes cash compensation deferred at the election of the executive officer under the terms of the H.B. Fuller Thrift Plan.

(2)Variable compensation is that portion of total compensation which is "at risk." See discussion of variable compensation under the heading "Compensation Overview" in the Compensation Committee Report contained elsewhere in this Proxy Statement. For the fiscal year 1996, the variable compensation for executive officers named in the table above (other than Mr. Andersen who does not participate in these plans) represents the following percentage of each such executive officer's respective total variable compensation opportunity:

                              PERCENTAGE OF AWARD TO TOTAL OPPORTUNITY
                              ----------------------------------------
     Mr. Kissling                               55%
     Mr. Ray                                    47%
     Mr. Scott                                  42%
     Dr. Lagally                                42%

(3)Includes cash payments provided by the Company to offset higher costs of living and adverse impacts of different tax treatment incurred by certain executive officers when such officers are transferred from one country to another. These allowances are paid according to the Company's international service policy, which applies to all employees who are transferred from one country to another and are not intended to be a gain to the employee. Please refer to the Compensation Committee Report on Executive Compensation elsewhere in this Proxy Statement for further explanation of the Company's international service policy.

(4)The Company issues Restricted Stock and Restricted Stock Units under its Performance Unit Plan, Restricted Stock Plan and Restricted Stock Unit Plan. The terms and conditions of the Restricted Stock and Restricted Stock Units issued under these plans are similar. Restricted Stock represents shares of the Company's common stock held by the Company on behalf of the participant. Each Restricted Stock Unit represents the right to receive one share of the Company's common stock. Restricted Stock and Restricted Stock Units will be forfeited and reacquired by the Company unless the participant remains in the continuous employment of the Company or an affiliate of the Company for a period of ten years from the date of award, except with respect to Restricted Stock or Restricted Stock Units issued upon conversion of Performance Units, in which case continuous employment of three years is required to avoid forfeiture, or in the event of death, disability or retirement, in which case the risk of forfeiture and all other restrictions will lapse immediately. Dividends are paid on Restricted Stock and dividend equivalents will accrue with respect to Restricted Stock Units at the same rate as paid to all holders of the Company's common stock but in the form of additional shares of Restricted Stock or Restricted Stock Units, as the case may be, rather than cash. The restrictions on the Restricted Stock and Restricted Stock Units will lapse upon a change in control of the Company. As of November 30, 1996, Mr. Andersen held a total of 4,686 shares of Restricted Stock (including accrued dividend shares) having a then current value of $221,414, Mr. Kissling held a total of 6,199 Restricted Stock Units (including accrued dividend equivalents) having a then current value of $292,903, Mr. Ray held a total of 6,199 shares of Restricted Stock (including accrued dividend shares) having a then current value of $292,903, Mr. Scott held a total of 1,513 Restricted Stock (including accrued dividend shares) having a then current value of $71,489 and a total of 4,686 Restricted Stock Units (including accrued dividend equivalents) having a then current value of $221,414, and Dr. Lagally held a total of 4,641 Restricted Stock Units (including accrued dividend equivalents) having a then current value of $219,287. The amounts indicated in the table represent the value of the Restricted Stock or Restricted Stock Units awarded as of the date of grant (June 14, 1996, August 3, 1995, and July 15, 1994).

(5)Amounts include (i) the Company's contributions under the terms of the H.B. Fuller Thrift Plan (a 401K plan), including the following amounts for fiscal year 1996: Mr. Andersen ($9,500), Mr. Ray ($9,500), and Mr. Scott ($7,766),
   and (ii) the dollar value of group term life insurance premiums paid by the Company for the benefit of the named executive officers in the following amounts for fiscal year 1996: Mr. Andersen ($6,318), Mr. Kissling ($11,340), Mr. Ray ($4,050), and Mr. Scott ($4,050). No amounts were contributed by the Company for fiscal years 1995 and 1996 under the Company's Profit Share Plus Plan, a non-leveraged employee stock ownership plan; however, amounts for fiscal 1994 also include the fair market value on the date of grant of shares of the Company's common stock awarded to the individual under the Profit Share Plus Plan. In years when contributions are made, the amount to be contributed by the Company to each employee's account under the

   Profit Share Plus Plan is calculated according to a pre-determined formula based on each employee's cash award with respect to that year. The Company's contributions are made in cash, common stock or a combination of cash and common stock. Substantially all of the assets of the Profit Share Plus Plan are invested in common stock of the Company. A participant is fully vested in the balance of his or her account upon the occurrence of certain specified circumstances, including a change in control of the Company or the completion of five years of continuous service. Each of the individuals named in the Summary Compensation Table have been employed by the Company for more than five years, and therefore, are fully vested in the balance of each such executive officer's account, respectively. Distribution of a participant's vested account balance is made only upon the termination of employment. An indemnity of $250,601 paid to Dr. Lagally upon termination of his employment with a Company subsidiary was based on Austrian law and relates to years of service up to December 1, 1995.

(6)Includes cash compensation deferred by Mr. Kissling under a deferred compensation agreement with the Company, whereby beginning January 1, 1995 Mr. Kissling agreed to defer 35% of his base salary and cash individual achievement and incentive awards earned through September 30, 1997. The deferred amount (including previously accrued interest) is credited on a monthly basis with interest equal to Wall Street prime plus 1%. The entire deferred amount plus accrued interest will be distributed in a lump sum on the earlier of: (i) June 30 of the year following the year Mr. Kissling ceases to be a U.S. resident for U.S. income tax purposes, (ii) 60 days following death of Mr. Kissling, (iii) January 10, 2001, or (iv) upon a change in control of Company. As of November 30, 1996, an aggregate of $306,775 had been deferred and $27,400 in interest had been accrued under this agreement. The Company has placed funds in trust that remain subject to claims of the Company's creditors but otherwise are intended to assist the Company in making payment of such deferred amounts together with accrued interest.

(7)Dr. Hermann Lagally's 1996 salary and variable compensation award reflect the foreign exchange rate in effect on December 2, 1996.

             LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

    The following table reflects awards made under the Company's long-term incentive plans during the fiscal year ended November 30, 1996 to the Chief Executive Officer and the executive officers named in the Summary Compensation Table.(1)

                                                             ESTIMATED FUTURE
                                                               PAYOUTS UNDER
                                                              NON-STOCK PRICE
                  NUMBER OF SHARES,   PERFORMANCE OR OTHER      BASED PLANS
                      UNITS OR            PERIOD UNTIL       -----------------
      NAME         OTHER RIGHTS(2)    MATURATION OR PAYOUT   TARGET   SUPERIOR
----------------  -----------------   --------------------   -------  --------
Mr. Andersen(1)
Mr. Kissling             100          November 30, 1998      $75,000  $150,000
Mr. Ray                  43           November 30, 1998       32,250    64,500
Mr. Scott                43           November 30, 1998       32,250    64,500
Dr. Lagally              35           November 30, 1998       26,250    52,500

------------------------
(1)A new Performance Unit Plan was implemented covering the 1996-1998 budget years and the previous Performance Unit Plan covering 1995-1997 was terminated. The new Plan differs significantly from previous plans in that there will be no payout if cumulative Target goals are not met. The Threshold payout has been removed; however, the payout potential at Target and Superior goals has been increased. Mr. Andersen is not a participant in this plan.

(2)Represents Performance Units awarded during fiscal year ending November 30, 1996 under the Company's Performance Unit Plan. The Performance Units are denominated in cash and payable in shares of restricted stock ("Restricted Stock") upon the achievement of certain cumulative performance goals for the period ending November 30, 1998 (the "Performance Period"). Performance goals are based on target levels of net after-tax consolidated income and trade sales, and the potential payouts under the Performance Unit Plan are adjusted pursuant to a formula which adjusts for performance against the target goals. As of the last day of the Performance Period, the participant's Performance Units are converted to the largest number of whole shares of Restricted Stock (restricted for a period of three years) that equals the aggregate value of Performance Units earned during the Performance Period divided by the fair market value of the Company's common stock. See footnote 4 to the Summary Compensation Table for a description of the general terms of the Restricted Stock that may be awarded under the Performance Unit Plan.

            STOCK OPTION EXERCISES IN 1996 AND VALUE AT END OF 1996

    The following table summarizes information with respect to stock option exercises during fiscal year 1996 by the Chief Executive Officer and the executive officers named in the Summary Compensation Table, options held by such persons, and the value of the options held by such persons at the end of fiscal year 1996. Neither the Chief Executive Officer nor the named executive officers received stock option grants in fiscal year 1996.

                                                                     VALUE OF
                                                    NUMBER OF      UNEXERCISED
                                                   UNEXERCISED     IN-THE-MONEY
                  SHARES ACQUIRED      VALUE      OPTIONS AT END  OPTIONS AT END
      NAME          ON EXERCISE      REALIZED       OF 1996(1)       OF 1996
----------------  ---------------  -------------  --------------  --------------
Mr. Andersen            -0-             -0-             15,750     $    518,490
Mr. Kissling            -0-             -0-             27,000          855,840
Mr. Ray                 -0-             -0-             10,500          345,660
Mr. Scott               -0-             -0-             10,500          345,660
Dr. Lagally             -0-             -0-                500           15,560

------------------------
(1)All options are currently exercisable.

                  SHAREHOLDER RETURN PERFORMANCE PRESENTATION

    Set forth below are two graphs: the first comparing the yearly cumulative total shareholder return on the Company's common stock against the cumulative total return of the S&P 500 Stock Index and the S&P Specialty Chemicals Index, and the second comparing cumulative total return on the Company's common stock against the cumulative total return of the S&P 400 Midcap Index and the Domini Social Index, both of which include the Company.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                    5 YEAR CUMULATIVE TOTAL RETURN*
    AMONG H.B. FULLER, S&P 500-R- INDEX & S&P-R- SPECIALTY CHEMICALS
                                                                           H.B. FULLER     S&P 500-R-      S&P-R- SPEC. CHEM.
Nov-91                                                                             $100            $100                    $100
Nov-92                                                                             $117            $118                    $121
Nov-93                                                                             $102            $130                    $137
Nov-94                                                                             $100            $132                    $116
Nov-95                                                                             $102            $181                    $157
Nov-96                                                                             $153            $231                    $170
Fiscal Years Ended November 30

Assumes $100 invested on November            *Total return assumes reinvestment
30, 1991                                     of dividends
in H.B. Fuller Common Stock, S&P
500 Index &
S&P Specialty Chemicals

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                    5 YEAR CUMULATIVE TOTAL RETURN*
    AMONG H.B. FULLER, S&P 400 MIDCAP INDEX-R- & DOMINI SOCIAL INDEX
                                                                            H.B. FULLER COMPANY      S&P-R- MIDCAP 400 INDEX
Nov-91                                                                                       $100                          $100
Nov-92                                                                                       $117                          $121
Nov-93                                                                                       $102                          $136
Nov-94                                                                                       $100                          $136
Nov-95                                                                                       $102                          $180
Nov-96                                                                                       $153                          $214
Fiscal Years Ended November 30

                    5 YEAR CUMULATIVE TOTAL RETURN*
    AMONG H.B. FULLER, S&P 400 MIDCAP INDEX-R- & DOMINI SOCIAL INDEX
                                                                           DOMINI SOCIAL INDEX
Nov-91                                                                                      $100
Nov-92                                                                                      $124
Nov-93                                                                                      $136
Nov-94                                                                                      $137
Nov-95                                                                                      $189
Nov-96                                                                                      $240
Fiscal Years Ended November 30

Assumes $100 invested on November            *Total return assumes reinvestment
30, 1991                                     of dividends
in H.B. Fuller Common Stock, S&P
400 Midcap
Index & Domini Social Index

RETIREMENT PLANS

    The Company's Retirement Plan (the "United States Plan") provides noncontributory benefits for U.S. employees. The amount of plan benefits is determined by a formula based on the employee's highest average compensation, including commissions and variable compensation awards, during five of the final ten years of credited service. The formula was modified in 1989 to conform to new federal requirements, but benefits accrued under the old formula as of November 30, 1989, were preserved to the extent they exceed the new formula benefits. Rather than offset the formula benefit by Social Security payments, the United States Plan now takes the Company's Social Security contributions into account in the benefit formula. The new formula limits the amount of compensation that can be taken into account each year. The Company also has adopted a Supplemental Executive Retirement Plan (the "Supplemental Plan"), that provides benefits to certain participants, including the Chief Executive Officer and certain of the individuals named in the Summary Compensation Table. In addition to providing benefits to certain employees who do not participate in the United States Plan (including Mr. Kissling), the Supplemental Plan supplements the benefits that are provided under the United States Plan since the benefits provided under this plan are restricted by certain Internal Revenue Service requirements. The Supplemental Plan is an unfunded plan; however, the Company has placed funds in a trust that remain subject to claims of the Company's creditors but otherwise are intended to provide Supplemental Plan benefits. The Supplemental Plan provides a specified level of retirement income based on a participant's length of service with the Company, final average compensation (as defined in the Supplemental Plan) and retirement income from certain other sources.

    The following table shows the estimated annual benefits on a straight line annuity basis payable to certain employees with 15 or more years of service upon normal retirement under the United States Plan and the Supplemental Retirement Plan in specified compensation classifications.

FINAL AVERAGE        ANNUAL
COMPENSATION        BENEFITS
-------------    --------------
$    225,000        $    97,513
     300,000            135,013
     375,000            172,513
     450,000            210,013
     525,000            247,513
     600,000            285,013
     675,000            322,513
     750,000            360,013
     825,000            397,513

    The maximum number of years of service for which pension benefits accrue is
15. Mr. Andersen, Mr. Kissling, Mr. Ray and Mr. Scott each had more than 15 years of service as of November 30, 1996, and their covered compensation under the plans for the fiscal year ended November 30, 1996 was equal to the base salary and variable compensation set forth in the Summary Compensation Table.

    Dr. Hermann Lagally participates in a personal retirement plan. The benefits formula is based upon 1% of the monthly base salary, averaged from the last five years, and multiplied by the number of years of service. The following table presents an estimate of benefits payable to Dr. Lagally assuming 32 years of service at retirement. In the table, the estimated benefits are computed with the foreign exchange rate as of December 2, 1996.

FINAL BASE SALARY     ANNUAL BENEFIT
------------------    --------------
$        300,000         $ 88,387
         375,000          110,542
         450,000          132,695

EMPLOYMENT AGREEMENTS

    The Company currently has employment agreements with Mr. Andersen, Mr. Kissling, Mr. Ray and Mr. Scott prohibiting disclosure of confidential information, prohibiting the employee from engaging in certain competitive activities for a specified period up to 36 months after termination of employment, and requiring the assignment of certain discoveries and inventions developed by the employee to the Company. The employment agreements have indefinite terms. The employment agreements also provide that under certain circumstances the Company will compensate the employee during the non-competition period in an amount equal to the difference between (i) the amount of monthly compensation subsequently earned and (ii) monthly basic compensation (as defined in the agreement) from the Company at the time of termination of employment. The present monthly basic compensation for Mr. Andersen, Mr. Kissling, Mr. Ray, and Mr. Scott which would be offset by the amount of monthly compensation subsequently earned is $36,479, $42,917, $28,342 and $23,487 respectively.

    Dr. Hermann Lagally has an employment agreement with a Company subsidiary prohibiting disclosure of confidential information both during and subsequent to employment and prohibiting Dr. Lagally from engaging in any competitive activity within a period of 24 months after temination of employment. The employment agreement may be terminated upon 6 months notice given after May 30, 1998. During the notice period and the non-competition period, Dr. Lagally will continue to receive his monthly base salary. Dr. Lagally's present monthly base salary is $23,229 (based on the exchange rate as of February 18, 1997).

    Mr. Kissling is currently on international assignment and has entered into an international service agreement with the Company setting forth the expected duration of the international assignment, the position and salary for that assignment, the international service premium, if any, the goods and services and housing equalization reimbursement, relocation expense and tax equalization. The international service agreement is terminable upon 30 days notice by either party. The provisions of the international service agreement do not affect the provisions of the employment agreement described above. See the Compensation Committee Report on Executive Compensation contained elsewhere herein for a further discussion of the Company's policy with respect to international service compensation.

    Additionally, the Company has agreed to indemnify Mr. Kissling's estate against any U.S. estate tax liability up to $8,500,000 incurred in the event Mr. Kissling dies while he is Chief Executive Officer of the Company. The Company intends to purchase key employee term life insurance at a cost of approximately $80,000 per year to cover this contingency.

                    RATIFICATION OF APPOINTMENT OF AUDITORS

    The Board of Directors has appointed Price Waterhouse, independent certified public accountants, to be the Company's auditors for the fiscal year ending November 29, 1997. Price Waterhouse served as the Company's auditors for the fiscal year ended November 30, 1996. Approximately $773,000 in auditing fees during fiscal 1996 were paid to Price Waterhouse. If the Board of Directors' appointment of auditors is not approved by the shareholders, the Board of Directors intends to reconsider that appointment. A representative of Price Waterhouse is expected to be present at the meeting with the opportunity to make a statement if he or she desires to do so and to be available to respond to appropriate questions. Proxies will be voted in favor of ratification of the appointment of the auditors unless otherwise specified.

                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
              RATIFICATION OF THE APPOINTMENT OF PRICE WATERHOUSE

                              STOCKHOLDER PROPOSAL

    The Domini Social Equity Fund has stated its intention to submit the following proposal at the Annual Meeting of Stockholders. The Company will promptly furnish the address and the number of shares held by the proponent to each person requesting such information orally or in writing.

    The Board of Directors opposes the stockholder proposal. Proxies solicited by management will be voted AGAINST the stockholder proposal unless stockholders specify a contrary choice on their proxies. The affirmative vote of a majority of the combined voting power of the common stock and the Series A preferred stock represented and entitled to vote at the meeting is required to approve the stockholder proposal.

THE STOCKHOLDER PROPOSAL

    "WHEREAS: H.B. Fuller has been acknowledged to be at the forefront among corporations in the U.S. which act in a socially responsible manner;

    H.B. Fuller has been lauded in particular for its community involvement and endorsement of the CERES Principles, a ten-point code for corporate environmental performance and accountability;

    We believe this strong reputation is undermined by Fuller's involvement in the tobacco industry. Our company sells adhesives which glue the filter to the cigarette and the paper together thus making the manufacture of cigarettes possible. Our Company profits from a product that endangers global health.

    Our Company boasts in tobacco industry journals that "In the world of cigarettes, we speak many languages," and markets its product worldwide under the slogan, "However you say 'cigarette adhesives,' H.B. Fuller understands.

    Scientists have raised concerns about the safety of certain additives claiming that some could produce cancer-causing agents when burned and inhaled. Our company says it is not aware of what happens when its adhesives are combusted thus exposing the company to potential litigation.

    The net of liability related to tobacco manufactures is being extended to manufacturers of intermediate goods sold to the industry. For instance, Kimberly-Clark, although not a cigarette manufacturer, was sued by West Virginia for its participation in the tobacco chain. In response to shareholder concerns and because it felt that its involvement in tobacco was "not compatible" with the rest of its operations, Kimberly Clark spun off its tobacco-related entities;

    Pfizer has made a decision not to sell its products (ranging from herbicides for tobacco plant to additives for cigarettes) to any tobacco-related entity;

    BE IT RESOLVED: the shareholders request the Board of Directors to make available to requesting shareholders within six months of the annual meeting a report addressing the company's involvement in the tobacco industry. Withholding proprietary information this report shall include, but not be limited to:

       1. our company's sales to the tobacco industry as a percent of total company sales;

       2. the percent of the worldwide adhesives market for tobacco products which our company controls;

       3. a review of the possible health risks involved when the company's cigarette adhesives are combusted;

       4. a comprehensive study of the legal issues related to our Company's continued participation in producing essential elements for the manufacturing of cigarettes.

                              Supporting Statement

    With plants in 41 countries, H.B. Fuller plays an important role in the worldwide tobacco industry. Until this time it has refused to make public the extent of its involvement in the tobacco industry nor address the potential risks involved. If you believe our company should address its participation in the tobacco chain including the potential health, legal and financial risks involved, please support this resolution by voting "YES."

THE RESPONSE OF THE BOARD OF DIRECTORS

    On a continuing basis, the Company is faced with making decisions that balance differing and often conflicting values and objectives.

    After thoughtfully and carefully considering the implications of the proponent's resolution, the Board of Directors believes that the preparation and public dissemination of a report containing the information requested by the proponent would not be appropriate. The Board of Directors believes that such a report would not be in the best interests of the Company and its constituencies--its customers, employees, stockholders and the communities in which it operates--and that the proposed resolution should not be adopted.

                       THE BOARD OF DIRECTORS RECOMMENDS
                    A VOTE AGAINST THE STOCKHOLDER PROPOSAL

                               OTHER INFORMATION

EXCHANGE AGREEMENT

    On July 17, 1996, the Company and Elmer L. Andersen, the holder of 45,900 shares of the Company's Series A preferred stock (which constitute all of the outstanding shares of Series A preferred stock), entered into an Exchange Agreement (the "Exchange Agreement"). Pursuant to the Exchange Agreement, the Company has agreed, in the event any rights to purchase common stock (the "Rights") issued pursuant to the Company's shareholder rights plan (the "Rights Plan") are distributed under the Rights Plan, to issue 45,900 shares of Series B preferred stock in exchange for the 45,900 shares of Series A preferred stock. The Series B preferred stock, which was authorized by the Company's Board of Directors on July 18, 1996, has the same rights and preferences as the Series A preferred stock, except for the voting rights provisions. As in the case of the Series A preferred stock, the Series B preferred stock initially has 80 votes per share (as compared to the Company's common stock which has one vote per share). However, upon exercise or exchange of any Rights pursuant to the Rights Plan, the voting power of the Series B preferred stock will be increased such that the issuance of common stock pursuant to the exercise or exchange of Rights pursuant to the Rights Plan will not diminish the voting power of the Series B preferred stock. The Exchange Agreement will terminate at such time as Mr. Andersen, his spouse and his children, his more remote issue and their spouses (collectively, "Andersen Family Members") do not own a majority of the outstanding shares of the Series A preferred stock. In addition, any shares of Series B preferred stock held by a person who is not an Andersen Family Member will be entitled to only one vote per share.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors to file initial reports of ownership, and reports of changes in ownership, of securities of the Company with the Securities and Exchange Commission (the "SEC"). Executive officers and directors are required by SEC regulations to furnish the Company with copies of all such forms. Based solely on a review of the copies of such forms received by it and written representations from the Company's executive officers and directors, the Company believes that, during the fiscal year ended November 30, 1996, its executive officers and directors complied with all Section 16(a) filing requirements, except for (i) one filing by Freeman Ford, a director, relating to a sale of common stock by his son, who was a dependent of Mr. Ford's at the time his son bought the shares but was no longer a dependent at the time of such sale; and (ii) one filing by John Ray, an officer of the Company, relating to the sale of common stock by his son who was a dependent at the time of such sale.

                                 OTHER MATTERS

    The Board of Directors does not know of any other business to be presented for consideration at the meeting. If any other business does properly come before the meeting, proxies will be voted in accordance with the best judgment of the person or persons acting under them.

                           1998 STOCKHOLDER PROPOSALS

    Proposals of shareholders intended to be presented at the Company's Annual Meeting to be held in 1998 must be received at the principal executive offices of the Company by the close of business on November 6, 1997, in order to be included in the Company's Proxy Statement and proxy.

                                                [SIGNATURE]

                                          Richard C. Baker
                                          Secretary

Dated: March 6, 1997

                      [LOGO] RECYCLED PAPER WITH A MINIMUM
                           OF 10% POST CONSUMER WASTE

                      H.B. FULLER COMPANY PROXY
                      1200 Willow Lake Boulevard
                           P.O. Box 64683
                       St. Paul, MN  55164-0683

                 1997 ANNUAL MEETING OF SHAREHOLDERS
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

     The undersigned, revoking all prior proxies, appoints Anthony L. Andersen, Walter Kissling and Richard C. Baker, or any one or more of them, as proxies, with full power of substitution and revocation, to represent the undersigned and to vote, as checked below and otherwise in their discretion, upon such other matters as may properly come before the meeting, all shares of the common stock of H.B. Fuller Company which the undersigned is entitled to vote at the Annual Meeting of the Shareholders of the Company to be held at Bandana Square, 1021 Bandana Blvd. East, St. Paul, Minnesota on Thursday, April 17, 1997, at 3:00 p.m. and at any adjournment thereof.

  PLEASE MARK THIS PROXY AS INDICATED ON THE REVERSE SIDE TO VOTE ON ANY ITEM.



                   (CONTINUED AND TO BE SIGNED ON OTHER SIDE.)

                               (PLEASE DETACH HERE)
--------------------------------------------------------------------------------

   H.B. FULLER COMPANY
    ANNUAL MEETING OF
      SHAREHOLDERS
THURSDAY, APRIL 17, 1997
        3:00 P.M.

1021 BANDANA BLVD. EAST
 ST. PAUL, MINNESOTA

From I-94 take the Lexington                       [MAP]
Avenue Exit and go North
approximately 1-1/2 miles.
Turn left at Energy Park
Drive; go West approximately
1/4 mile and Bandana Square
will be on your right.

IF SHARES ARE HELD IN THE DIVIDEND REINVESTMENT PLAN, SUCH SHARES ARE INCLUDED IN THIS TOTAL AND WILL BE VOTED AS DIRECTED HEREON.

THE BOARD OF DIRECTORS RECOMMENDS A          THE BOARD OF DIRECTORS RECOMMENDS A
VOTE FOR THE NOMINEES FOR ELECTION OF        VOTE AGAINST THE FOLLOWING PROPOSAL
DIRECTORS AND FOR THE PROPOSAL IN #2.        IN #3.


1. Election of the             FOR  WITHHELD 3. To act on a  FOR AGAINST ABSTAIN
   following four director-    ALL  FOR ALL     stockholder  / /   / /     / /
   nominees as Class I         / /    / /       proposal
   Directors for a three-year                   regarding
   term and until their                         tobacco-related
   successors are duly                          business of the
   elected and qualified:                       Company.
   Robert J. Carlson, Gail D.
   Fosler, Reatha Clark King
   and Rolf Schubert.

TO WITHHOLD AUTHORITY TO VOTE FOR ANY        4. To vote with discretionary
INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S        authority upon such other
NAME IN THE SPACE PROVIDED BELOW:               matters as may properly
                                                come before the meeting.
-----------------------------------------
                                             IF NOT OTHERWISE SPECIFIED
2. To ratify the       FOR AGAINST ABSTAIN   ABOVE, THIS PROXY WILL BE
   appointment of      / /   / /     / /     VOTED FOR ITEMS 1 AND 2,
   Price Waterhouse                          AGAINST ITEM 3 AND IN THE
   as auditors for                           DISCRETION OF THE PROXIES,
   the fiscal year                           ON OTHER MATTERS THAT MAY
   ending November                           PROPERLY COME BEFORE THE MEETING.
   29, 1997.
                                             Receipt of Notice of Meeting and
                                             Proxy Statement and Annual Report
                                             is Hereby Acknowledged.

                                             Dated _____________________, 1997

                                             Signature(s)_____________________

                                             _________________________________
                                             Please sign proxy as name appears.
                                             JOINT OWNERS SHOULD EACH SIGN
                                             PERSONALLY. Trustees and others
                                             signing in a representative
                                             capacity should indicate the
                                             capacity in which they sign.

               H.B. FULLER INTERNATIONAL PROFIT SHARE PLUS,
               H.B. FULLER CANADIAN PROFIT SHARE PLUS AND
             H.B. FULLER NEW ZEALAND PROFIT SHARE PLUS TRUSTS

                      VOTING INSTRUCTIONS TO TRUSTEE

     I hereby request ABN AMRO Trust Company (Jersey) Limited as Trustee of the H.B. Fuller International Profit Share Plus Trust, the H.B. Fuller Canadian Profit Share Plus Trust and the H.B. Fuller New Zealand Profit Share Plus Trust to vote at the Annual Meeting of the Shareholders of H.B. Fuller Company ("the Company") to be held on April 17, 1997, and at any and all adjournments of said meeting, the common stock of the Company allocated to my accounts.

     I understand this card must be returned to the Trustee if my voting instructions are to be honored. If it is not received by the Trustee, or if it is received but the voting instructions are invalid, the stock with respect to which I could have directed the Trustee shall be voted by the Trustee in accordance with the terms of the plans. The Trustee is hereby directed to vote as indicated on the following proposals which are more fully described in the Company's Notice of Annual Meeting of Shareholders and Proxy Statement.

 PLEASE MARK THIS CARD AS INDICATED ON THE REVERSE SIDE TO VOTE ON ANY ITEM.

               (CONTINUED AND TO BE SIGNED ON OTHER SIDE.)



                             (PLEASE DETACH HERE)
--------------------------------------------------------------------------------
To participants in the H.B. Fuller International Profit Share Plus Trust,
H.B. Fuller Canadian Profit Share Plus Trust and H.B. Fuller Company
New Zealand Profit Share Plus Trust

We are Trustee of the assets established in connection with the H.B. Fuller International Profit Share Plus Trust, H.B. Fuller Canadian Profit Share Plus Trust and H.B. Fuller Company New Zealand Profit Share Plus Trust. As Trustee, we are the record owner of the shares of Common Stock of H.B. Fuller Company ("the Company") held in the Trust Funds for the benefit of Participants.

The Plans permit each participant to instruct the Trustee how to vote the number of shares of the Company's Common Stock in the Trust Funds that are allocated to the participant's accounts.

We enclose (1) a Notice of Annual Meeting of Shareholders of H.B. Fuller Company to be held on April 17, 1997 and Proxy Statement, (2) H.B. Fuller Company Annual Report, (3) a voting instructions card, and (4) a return envelope. If you complete the card and return it to us in the enclosed envelope by April 9, 1997, we will vote in accordance with your instructions, the shares of the Company's Common Stock allocated to your accounts.

Although the Plans provide that you may give the Trustee voting instructions with respect to such stock, it is important to note that the Trustee remains the record owner of such stock. Therefore, the ability to instruct the Trustee how to vote confers no right on Participants to directly vote at the Annual Meeting of Shareholders.

As stated above, the enclosed instruction card must be properly completed if voting instructions are to be honored. If the card is not received by April 9, 1997, or if the card is received but the voting instructions are invalid, the shares with respect to which you could have directed us will be voted in accordance to the terms of the Plans.

Your voting instructions are strictly confidential.

Please complete, date, sign and promptly return the enclosed voting instruction card.

Sincerely,



ABN AMRO Trust Company
(Jersey) Limited

THE BOARD OF DIRECTORS RECOMMENDS A          THE BOARD OF DIRECTORS RECOMMENDS A
VOTE FOR THE NOMINEES FOR ELECTION OF        VOTE AGAINST THE FOLLOWING PROPOSAL
DIRECTORS AND FOR THE PROPOSAL IN #2.        IN #3.


1. Election of the             FOR  WITHHELD 3. To act on a  FOR AGAINST ABSTAIN
   following four director-    ALL  FOR ALL     stockholder  / /   / /     / /
   nominees as Class I         / /    / /       proposal
   Directors for a three-year                   regarding
   term and until their                         tobacco-related
   successors are duly                          business of the
   elected and qualified:                       Company.
   Robert J. Carlson, Gail D.
   Fosler, Reatha Clark King
   and Rolf Schubert.

TO WITHHOLD AUTHORITY TO VOTE FOR ANY        4. To vote with discretionary
INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S        authority upon such other
NAME IN THE SPACE PROVIDED BELOW:               matters as may properly
                                                come before the meeting.
-----------------------------------------
                                             IF NOT OTHERWISE SPECIFIED
2. To ratify the       FOR AGAINST ABSTAIN   ABOVE, THIS VOTING CARD WILL
   appointment of      / /   / /     / /     BE VOTED IN ACCORDANCE TO
   Price Waterhouse                          THE TERMS OF THE PLANS.
   as auditors for
   the fiscal year
   ending November
   29, 1997.
                                             Receipt of Notice of Meeting and
                                             Proxy Statement and Annual Report
                                             is Hereby Acknowledged.

                                             Date ______________________, 1997

                                             Signature(s)_____________________

                                             _________________________________
                                             Please sign card as name appears
                                             at left.

   H.B. FULLER COMPANY
    ANNUAL MEETING OF
      SHAREHOLDERS
THURSDAY, APRIL 17, 1997
        3:00 P.M.

1021 BANDANA BLVD. EAST
 ST. PAUL, MINNESOTA

From I-94 take the Lexington                       [MAP]
Avenue Exit and go North
approximately 1-1/2 miles.
Turn left at Energy Park
Drive; go West approximately
1/4 mile and Bandana Square
will be on your right.

                    H.B. FULLER COMPANY THRIFT PLAN
                      AND PROFIT SHARE PLUS PLAN

                     VOTING INSTRUCTIONS TO TRUSTEE

     I hereby direct Norwest Bank Minnesota, N.A., as Trustee of the H.B. Fuller Company Thrift Plan Trust and the H.B. Fuller Company Profit Share Plus Plan Trust to vote at the Annual Meeting of the Shareholders of H.B. Fuller Company ("the Company") to be held on April 17, 1997, and at any and all adjournments of said meeting, the common stock of the Company allocated to my accounts.

     I understand this card must be returned to the Trustee if my voting instructions are to be honored. If it is not received by the Trustee, or if it is received but the voting instructions are invalid, the stock with respect to which I could have directed the Trustee shall be voted by the Trustee in accordance with the terms of the plans. The Trustee is hereby directed to vote as indicated on the following proposals which are more fully described in the Company's Notice of Annual Meeting of Shareholders and Proxy Statement.

  PLEASE MARK THIS CARD AS INDICATED ON THE REVERSE SIDE TO VOTE ON ANY ITEM.

                (CONTINUED AND TO BE SIGNED ON OTHER SIDE.)


                             (PLEASE DETACH HERE)
--------------------------------------------------------------------------------
To participants in the H.B. Fuller Company Thrift Plan and
H.B. Fuller Company Profit Share Plus Plan

We are Trustee of the Trusts established in connection with the H.B. Fuller Company Thrift Plan and H.B. Fuller Company Profit Share Plus Plan. As Trustee, we are the record owner of the shares of Common Stock of H.B. Fuller Company ("the Company") held in the Trust Funds for the benefit of Participants.

The Plans permit each participant to instruct the Trustee how to vote the number of shares of the Company's Common Stock in the Trust Funds that are allocated to the participant's accounts.

We enclose (1) a Notice of Annual Meeting of Shareholders of H.B. Fuller Company to be held on April 17, 1997 and Proxy Statement, (2) H.B. Fuller Company Annual Report, (3) a voting instructions card, and (4) a return envelope. If you complete the card and return it to us in the enclosed envelope by April 9, 1997, we will vote in accordance with your instructions, the shares of the Company's Common Stock allocated to your accounts.

Although the Plans provide that you may give the Trustee voting instructions with respect to such stock, it is important to note that the Trustee remains the record owner of such stock. Therefore, the ability to instruct the Trustee how to vote confers no right on Participants to directly vote at the Annual Meeting of Shareholders.

As stated above, the enclosed instruction card must be properly completed if voting instructions are to be honored. If the card is not received by April 9, 1997, or if the card is received but the voting instructions are invalid, the shares with respect to which you could have directed us will be voted in accordance to the terms of the Plans.

Your voting instructions are strictly confidential.

Please complete, date, sign and promptly return the enclosed voting instruction card.

Sincerely,




George Scalia

Vice President
Norwest Bank Minnesota, N.A.

            THRIFT                                    PROFIT SHARE PLUS

THE BOARD OF DIRECTORS RECOMMENDS A          THE BOARD OF DIRECTORS RECOMMENDS A
VOTE FOR THE NOMINEES FOR ELECTION OF        VOTE AGAINST THE FOLLOWING PROPOSAL
DIRECTORS AND FOR THE PROPOSAL IN #2.        IN #3.


1. Election of the             FOR  WITHHELD 3. To act on a  FOR AGAINST ABSTAIN
   following four director-    ALL  FOR ALL     stockholder  / /   / /     / /
   nominees as Class I         / /    / /       proposal
   Directors for a three-year                   regarding
   term and until their                         tobacco-related
   successors are duly                          business of the
   elected and qualified:                       Company.
   Robert J. Carlson, Gail D.
   Fosler, Reatha Clark King
   and Rolf Schubert.

TO WITHHOLD AUTHORITY TO VOTE FOR ANY        4. To vote with discretionary
INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S        authority upon such other
NAME IN THE SPACE PROVIDED BELOW:               matters as may properly
                                                come before the meeting.
-----------------------------------------
                                             IF NOT OTHERWISE SPECIFIED
2. To ratify the       FOR AGAINST ABSTAIN   ABOVE, THIS VOTING CARD WILL BE
   appointment of      / /   / /     / /     VOTED IN ACCORDANCE TO THE
   Price Waterhouse                          TERMS OF THE PLANS.
   as auditors for
   the fiscal year
   ending November
   29, 1997.
                                             Receipt of Notice of Meeting and
                                             Proxy Statement and Annual Report
                                             is Hereby Acknowledged.

                                             Date ______________________, 1997

                                             Signature(s)_____________________

                                             _________________________________
                                             Please sign card as name appears
                                             at left.
   H.B. FULLER COMPANY
    ANNUAL MEETING OF
      SHAREHOLDERS
THURSDAY, APRIL 17, 1997
        3:00 P.M.

1021 BANDANA BLVD. EAST
 ST. PAUL, MINNESOTA

From I-94 take the Lexington                       [MAP]
Avenue Exit and go North
approximately 1-1/2 miles.
Turn left at Energy Park
Drive; go West approximately
1/4 mile and Bandana Square
will be on your right.